Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Timber Pharmaceuticals, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-239216, 333-227262, 333-217419, 333-213627 and 333-201708) on Form S-8 and (Nos. 333-251138, 333-220012, 333-213635 and 333-212015) on Form S-3 of Timber Pharmaceuticals, Inc. and subsidiaries of our report dated March 23, 2021, with respect to the consolidated balance sheets of Timber Pharmaceuticals, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, members’ and stockholders’ equity (deficit), and cash flows for the year ended December 31, 2020 and the period from February 26, 2019 (inception) through December 31, 2019, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Timber Pharmaceuticals, Inc.

Our report dated March 23, 2021 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Short Hills, New Jersey
March 23, 2021